                                                                   EXHIBIT 11.1

                               SEAMED CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE

                                                                      QUARTER ENDED                    NINE MONTHS ENDED
                                                                         MARCH 31                           MARCH 31
                                                                   -------------------                -------------------
                                                                   1996           1997                1996           1997
                                                                   ----           ----                ----           ----
PRIMARY
  Weighted average common shares outstanding..............        621,890       5,176,260             588,324      2,857,410
  Class B and C convertible redeemable
    preferred stock classified as common stock
    equivalents ..........................................      1,376,559               0           1,376,559        707,008
  Net effect of dilutive stock options based on
    the treasury stock method using average
    market price..........................................        229,667         360,992             250,383        348,479
  Net effect of dilutive stock warrants based
    on the treasury stock method using average
    market price..........................................              0          24,892                   0         17,987
  Net effect of stock options granted or
    exercised at less than offering price during
    the 12 mos prior to the Company's filing of
    its initial public offering ("ipo"), calculated
    using the treasury stock method at an offering
    price of $11 per share................................         94,325               0             102,299         33,019
                                                                ---------       ---------           ---------      ---------
Total weighted average shares outstanding.................      2,322,441       5,562,144           2,317,565      3,963,903
                                                                =========       =========           =========      =========
Net income................................................        395,189         778,450             743,851      1,865,317
  Less accretion of cumulative preferred stock
    dividends.............................................        -65,763               0            -197,289       -101,077
                                                                ---------       ---------           ---------      ---------
  Adjusted income for computation of primary
    earnings per share....................................        329,426         778,450             546,562      1,764,240
                                                                =========       =========           =========      =========
Primary net income per share..............................          $0.14           $0.14               $0.24          $0.45
                                                                =========       =========           =========      =========
FULLY DILUTED:
  Weighted average common share outstanding...............        621,880       5,176,260             588,324      2,857,410
  Weighted average of all convertible
    redeemable preferred stock outstanding................      2,934,209               0           2,934,149      1,508,933
  Net effect of dilutive stock options based
    on the treasury stock method using the
    greater of average or ending market price.............        229,667         361,004             250,383        363,711
  Net effect of dilutive stock warrants based
    on the treasury stock method using the
    greater of average or ending market price.............              0          24,892                   0         20,844
  Net effect of stock options granted or
    exercised at less than offering price
    during the 12 mos prior to the Company's
    filing of its ipo, calculated using the
    treasury stock method at an offering price
    of $11 per share......................................         94,145               0             102,179         32,465
                                                                ---------       ---------           ---------      ---------
Total weighted average shares outstanding.................      3,879,911       5,562,155           3,875,035      4,781,363
                                                                =========       =========           =========      =========
Net income................................................        395,189         778,450             743,851      1,865,317
                                                                =========       =========           =========      =========
Fully diluted net income per share........................          $0.10           $0.14               $0.19          $0.39
                                                                =========       =========           =========      =========


                                     Page 1